Exhibit 10.1

Execution Copy

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 29, 2022 by and between Soluna Holdings, Inc., a Nevada corporation (the “Company”), and Philip F. Patman, Jr., an individual residing in Harris County in the State of Texas (“Executive”).

WHEREAS, the Company desires to hire the Executive to the position of Chief Financial Officer, and to that end, desires to enter into a contract of employment with Executive, upon the terms and conditions herein set forth, and Executive desires to be employed by the Company upon such terms and conditions;

WHEREAS, contemporaneously with the execution of this Agreement, the Company and Executive are entering into an Executive Confidential Information and Invention Assignment Agreement (the “Executive Confidential Information Agreement”) in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the hiring of Executive by the Company and the compensation and benefits associated with such employment and in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby agree as follows:

ARTICLE I

EMPLOYMENT SERVICES

1.1.         Employment. The Company hereby agrees to hire as of August 15, 2022, or such earlier date as agreed by the Company (“Commencement Date”). Executive shall assume the office of Chief Financial Officer on August 16, 2022.

1.2.         Term of Employment. This Agreement shall remain in effect for a period of two (2) years from the Commencement Date, unless earlier terminated pursuant to the provisions of Section 3 of this Agreement, and shall continue thereafter on an “at-will” basis (collectively the “Employment Term”), unless earlier terminated pursuant to the provisions of Section 3 of this Agreement.

1.3.         Activities and Duties During Employment.

(a)          Executive hereby represents and warrants to the Company that, upon the execution and delivery of this Agreement by the Company and Executive thereof, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has been afforded the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

(b)          During the Employment Term, Executive shall diligently perform such duties and responsibilities consistent with the position set forth in Section 1.1 and as the Company’s board of directors (the “Board”) or the Board’s designee(s), including the Company’s Chief Executive Officer, shall from time to time assign him. The Board or the Board’s designee(s), in their reasonable discretion, may modify, alter, or amend the scope of duties assigned to Executive consistent with the position set forth in Section 1.1. Executive acknowledges and agrees that, as an employee of the Company, Executive shall be subject to the control and authority of the Board.

(c)          During the Employment Term, Executive agrees to devote, on a full time basis, all of his business hours, attention, and skills, as mutually agreed to by the Board or its designee(s) to the business and affairs of the Company, and Executive shall perform his duties, responsibilities, and functions to the Company and its subsidiaries and Affiliates (collectively, “Company Group”) hereunder to the best of his abilities in a diligent, trustworthy, professional, and efficient manner and shall comply with Company Group’s policies and procedures in all material respects. In performing his duties and exercising his authority under the Agreement, Executive shall support and implement the business and strategic plans approved from time to time by the Board or designee(s) of the Board and shall support and cooperate with Company Group’s efforts to expand their businesses and operate profitably and in conformity with the business and strategic plans approved by the Board.

(d)          For purposes of this Agreement, the term “Affiliates” shall mean any corporation or other entity which controls, is controlled by, or is under common control with the Company, directly or indirectly.

1.4.         Indemnification. The Company shall indemnify and hold Executive harmless during his employment to the maximum extent and provided under and subject to the terms of the Company’s charter and by-laws (as in effect as of the date hereof, subject to any across-the-board changes applicable to senior executives of comparable stature to Executive) and applicable law. During the Employment Term, the Company shall purchase and maintain, at its own expense, directors and officers liability insurance providing coverage for Executive in the same amount as for members of the Board and other c-suite level executives in respect of acts and omissions of Executive in his capacity as such and occurring during Executive’s employment, which coverage (to the extent otherwise maintained for members of the Board and c-suite level executives) shall continue for at least six years following a termination of Executive’s employment for any reason.

ARTICLE II

COMPENSATION

2.1.          Base Salary. The Company shall pay Executive an annual amount equal to $350,000 (the “Base Salary”), payable in accordance with the Company’s customary payroll practices.

2.2.          Withholdings and Deductions. All compensation payable to Executive pursuant to this Agreement shall be subject to all required and customary withholdings and deductions by the Company.

2.3.          Incentive Compensation. During the Employment Term, commencing during the 2023 calendar year, Executive shall be eligible to receive an annual cash bonus up to an amount equal to fifty percent (50%) of the then current Base Salary (the “Potential Bonus Percentage”) as determined and based upon annual criteria set by the Board or the Board’s Compensation Committee (the “Committee”). For the period commencing on the Commencement Date and ending December 31, 2022, the Executive shall be eligible for a discretionary bonus based on goals set by the Board and/or Committee as of the Commencement Date for such period of up to fifty percent (50%) of the Base Salary paid to the Executive during such period. Each such bonus payment, if any, shall be payable in accordance with the Company’s standard payment practices, including for the avoidance of doubt, that Executive shall only be eligible to receive the bonus payment if he is employed on the last day of the applicable bonus period.

2.4          Sign-On Equity Award. Subject to Executive’s continued employment with the Company through the Grant Date (as defined below), within sixty (60) calendar days following the Commencement Date on or before August 15, 2022, the Company shall grant (the actual date of such grant, the “Grant Date”) Executive a one-time award of restricted stock units (“RSUs”) under a long-term equity incentive plan to be approved by the Board and/or Committee and adopted by the Company (the “Plan”), with a thirty (30)-day trailing volume weighted average price as of the Commencement Date equal to One Hundred Seventy-Five Thousand Dollars ($175,000) (the “Sign-On Equity Award”). The Sign-On Equity Award shall be subject to all of the terms and conditions of the Plan, as well as an individual award agreement to be entered into by Executive and the Company, the form of which shall also be approved by the Board and/or Committee, and any other ancillary agreements that Executive may be required to enter into as a condition of the award (such agreement and ancillary documents, collectively with the Plan, the “Sign-On Equity Documents”). Executive acknowledges and agrees that the terms of this Agreement (other than the economic terms expressly set forth herein) shall be subject to the terms of the Sign-On Equity Documents. In the event of any conflict between any terms of this Agreement and any terms of the Sign-On Equity Documents, the terms of the Sign-On Equity Documents shall prevail, except to the extent otherwise expressly provided herein. The Company expects, subject to the terms of the Plan and the Sign-On Equity Documents approved by the Board and/or Committee: 1) the Sign-On Equity Award shall be subject to the Executive’s continued employment by the Company and 2) shall have a four-year vesting requirement, with twenty-five percent (25%) of the underlying RSUs being released and vested on the one (1) year anniversary of the Grant Date, followed by monthly vesting in equal installments over the subsequent thirty-six (36) months.

2.5          Annual Equity Awards. Subject to such approvals, specified by the Committee, as are necessary to adopt the Plan and effectuate the grants contemplated by this paragraph, and Executive’s continued employment with the Company, commencing in calendar year 2023, Executive shall be granted an annual equity award in the form of RSUs pursuant to the Plan (each an “Annual Equity Award” and collectively with the Sign-On Equity Award, the “Equity Awards”). Each Annual Equity Award shall consist of RSUs in an amount equal to One Hundred Twenty-Five Thousand Dollars ($125,000). Each Annual Equity Award shall be subject to all of the terms and conditions of the Plan, an individual award agreement to be entered into by Executive and the Company, the form of which shall also be approved by the Board and/or Committee, and any other ancillary agreements that Executive may be required to enter into as a condition of the award (such agreement and ancillary documents, collectively with the Plan, the “Annual Equity Documents”). In the event of any conflict between any terms of this Agreement and any terms of the Annual Equity Documents, the terms of the Annual Equity Documents shall prevail, except to the extent otherwise expressly provided herein. The Company expects, subject to the terms of the Plan and the Annual Equity Documents approved by the Board and/or Committee, the Annual Equity Award shall have a four-year vesting requirement, with twenty-five percent (25%) of the underlying RSUs being released and vested on the one (1) year anniversary of the applicable grant date, followed by monthly vesting in equal installments over the subsequent thirty-six (36) months.

2.6          Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable and necessary travel, lodging, meal and other expenses incurred by Executive while performing his duties under this Agreement, upon submission of receipts, invoices, vouchers or other appropriate documentation, as may be required in accordance with the policies in effect from time to time for executive employees of the Company.

2.7          Effect of Termination of Employment; Acceleration of Equity Award Vesting in the Event of a Change in Control. On the termination of the Executive’s employment, all unvested Equity Awards shall be forfeited; for clarity, all previously vested Equity Awards shall not be forfeited. Notwithstanding anything herein to the contrary, any unvested Equity Award shall become fully vested in the event of a Change of Control (as defined below), subject to the following:

(a)          Any funds payable to Executive in consideration for the Company’s restricted stock or underlying restricted stock awards in which the vesting was accelerated due to a Change in Control shall be placed in escrow (“Escrow Funds”), subject to the continued employment of the Executive by the Company or the or the successor corporation or a parent or subsidiary of such successor corporation of the Company (the “Successor Corporation”) for a period of twelve (12) months following the Change in Control (the “Escrow Period”), with the release of such Escrow Funds to be made to Executive within five (5) business days following the final day of the Escrow Period; provided, however, (i) if the Company or Successor Corporation terminates the Executive’s employment other than for Cause during the Escrow Period, (ii) if Executive terminates his employment with the Company or Successor Corporation for Good Reason during the Escrow Period, or (iii) if Company or Successor Corporation terminates the Executive’s employment for Cause following the six (6) month anniversary of the Change in Control, then the Escrow Funds shall become immediately due and payable to the Executive.

(b)          In the event (i) the Company or Successor Corporation terminates the Executive’s employment during the Escrow Period for Cause, or (ii) the Executive terminates his employment during the initial six-month period of the Escrow Period for any reason other than Good Reason, the Escrow Funds shall be forfeit by Executive and shall be paid, pro rata, to the other stockholders of the Company immediately prior to the Change in Control.

(c)          As used herein, “Change of Control” shall mean a sale of all or substantially all of the Company’s assets, or any stock sale, merger, or consolidation of the Company with or into another corporation or business entity other than a stock sale, merger, or consolidation in which the holders of more than fifty percent (50%) of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction; provided, however, that a bona fide equity financing by the Company will not be deemed to be a Change of Control.

2.8          Benefit Plans. During the Employment Term, Executive shall be entitled to receive such fringe benefits, perquisites and to participate in such retirement or welfare benefit programs as are normally available to other similarly situated employees of the Company (subject to all applicable eligibility rules thereof), as may be in effect from time to time, including such insurance, short-term disability benefits or insurance, long-term disability benefits or insurance, life insurance, or other retirement or welfare benefit programs as may be implemented by the Company.

2.9          Tax Withholding. To the extent then permitted under the terms of the governing incentive equity plan, Executive will be permitted to elect to have any required tax withholding with respect to any Equity Awards satisfied by having the Company withhold restricted stock units otherwise deliverable to Executive with respect to such Equity Awards.

2.10          Paid Time Off / Vacation. In keeping with the Company’s current policy of permitting all employees, including Executives, to take paid time off and/or vacation as desired providing that employment responsibilities are being satisfactorily met on an ongoing basis, there is no specific period of vacation time stated herein. However, in the event such policy is revised, Executive shall have no less than four weeks per year of vacation time.

ARTICLE III

TERMINATION

3.1.          Termination of Employment Term. Notwithstanding Section 1.2 hereof, the Employment Term shall terminate (such date is referred to as the “Termination Date”) upon the occurrence of any of the following events: (a) immediately, upon the death of Executive; (b) immediately, upon the Permanent Disability of Executive, as defined in Section 3.2; (c) immediately, upon the election by the Company to terminate Executive for Cause (as defined and as set forth in Section 3.3); (d) immediately upon resignation by Executive for Good Reason (as defined and as set forth in Section 3.4); (e) thirty (30) days after the Company provides written notice to Executive, for any or no reason, other than for Cause; or (f) sixty (60) days after the Executive provides written notice to the Company, for any reason other than Good Reason, or no reason, provided that after Executive provides such notice, the Board or the Board’s designee shall have the right to make the termination effective immediately or for such shorter period as the Board or the Board’s designee determines in its sole discretion.

3.2.          Permanent Disability. For the purposes of this Agreement, the term “Permanent Disability” shall mean the inability of Executive, due to illness, accident, or other physical or mental incapacity, to perform the essential duties, responsibilities, and functions of his position with the Company and/or its Affiliates, as applicable, for a period of at least ninety (90) consecutive days or for shorter periods aggregating at least one hundred twenty (120) days during any consecutive twelve (12) month period (whether or not consecutive) even with reasonable accommodations of such disability or incapacity provided by the Company and/or its Affiliates or if providing such accommodations would be unreasonable, all as determined by the Board in their good faith judgment. Executive shall reasonably cooperate in all respects with the Company if a question arises as to whether he has become disabled, including the certification by a physician acceptable to both Company and Executive. In the event that the Company and Executive are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Permanent Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service provides to determine whether he has a Permanent Disability.

3.3.          Cause. The term “Cause” as used herein with respect to Executive means one or more of the following, after written notice by Company and a twenty (20) day opportunity to cure, if reasonably susceptible to cure, or otherwise immediately: (a) a material breach by Executive of this Agreement or the Executive Confidential Information Agreement by Executive, (b) the commission of a felony or other crime involving moral turpitude (in the reasonable determination of the Board) or the commission of any other act or willful omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or vendors, (c) reporting to work under the influence of alcohol (except as a result of such responsible usage of alcohol as may be reasonably required or advisable in the performance of his duties in entertaining a customer or supplier) or other intoxicants, any one or more uses of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Affiliates public disgrace or disrepute or economic harm, (d) failure to perform material job duties as reasonably directed by the Board or its designee(s) (other than any such breach or failure due to Executive’s physical or mental illness), (e) any act or willful omission aiding or abetting a competitor, customer, or vendor of the Company or any of its Affiliates to the material disadvantage or detriment of the Company and its Affiliates, or (f) breach of fiduciary duty, gross negligence, or willful misconduct with respect to the Company or any of its Affiliates. In making the determination described herein, the Company shall act reasonably and in good faith and any such determination shall be required to be made by the affirmative vote of a majority of the Board (excluding Executive, if Executive is a member of the Board).

3.4.          Good Reason. For purposes of this Agreement, “Good Reason” shall mean a resignation by Executive where Cause does not exist and on account of any of the following events: (i) any material reduction to Executive’s Base Salary or Potential Bonus Percentage (other than reductions that are proportional to reductions in the base salary or Potential Bonus Percentage of all other similarly ranked executives and which do not exceed a maximum of fifteen percent (15%) of the Base Salary and Potential Bonus Percentage set forth herein); (ii) a substantial reduction in Executive’s material duties; (iii) a change in Executive’s principal job location in the Houston, Texas metropolitan area by more than forty (40) miles that is mandated by the Company (except for required business travel); or (iv) the Company’s material breach of this Agreement; provided, however, that for an event to constitute an event of Good Reason, (A) Executive must provide the Company with written notice of Executive’s intent to terminate employment and a description of the event Executive believes constitutes Good Reason within ten (10) business days after the initial existence of the event, and (B) the Company shall have thirty (30) business days after Executive provides the notice described above to cure the event that constitutes Good Reason (the “Cure Period”). If the Company does not cure the event giving rise to the notice described above, Executive will have ten (10) business days following the end of the Cure Period to submit his written resignation (if the underlying event remains uncured at the time of resignation) for Good Reason. If Executive does not resign during such ten (10) business day period, then such event shall thereafter not be deemed to constitute Good Reason.

3.5.         Effect of Termination.

(a)          Except with respect to the termination of this Agreement prior to the end of the Employment Term pursuant to Section 3.1(d) or Section 3.1(e), in the event Executive’s employment is terminated prior to the end of the Employment Term, the Company shall pay Executive his accrued and unpaid Base Salary through the Termination Date together with all accrued and unpaid vacation and expenses incurred prior to the Termination Date and reimbursable pursuant to this Agreement, and Executive shall not be entitled to any other salary, compensation, or benefits after the Termination Date, including without limitation any payments pursuant to Section 2.3 of this Agreement, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

(b)          In the event this Agreement is terminated prior to the end of the Employment Term pursuant to Section 3.1(d) or Section 3.1(e), subject to Section 2.7, the Company shall pay Executive (i) his accrued and unpaid Base Salary through the Termination Date together with all accrued and unpaid vacation and expenses incurred prior to the Termination Date and reimbursable pursuant to this Agreement plus (ii) the then-applicable monthly Base Salary for a period of (x) if such termination occurs during calendar year 2022, three (3) months, payable in regular installments in accordance with the Company’s payroll practices (in effect from time to time) or (y) if such termination occurs thereafter, six (6) months, payable in regular installments in accordance with the Company’s payroll practices (in effect from time to time) plus (iii) the product of (A) the Potential Bonus Percentage multiplied by (B) the then current Base Salary multiplied by (C) a fraction, the denominator of which is 365 and the numerator of which is the number of days in such calendar year prior to the Termination Date, payable only if earned based on the satisfaction of the criteria set by the Board or Committee for such incentive compensation bonus during the applicable period (assessed at the same time the satisfaction of the criteria is assessed for all employees of the Company for the applicable period) and payable on a date consistent with the Company’s standard payment practices for all employees for such incentive compensation bonus during the applicable period;

provided that no such amounts (other than accrued but unpaid Base Salary) shall be paid until Executive has executed and delivered to the Company, and has not revoked during the revocation period, a general release in form and substance as set forth in Exhibit B attached hereto and only so long as Executive has not breached the provisions of Section 4.2 hereof or the Executive Confidential Information Agreement and does not apply for unemployment compensation chargeable to the Company, and Executive shall not be entitled to any other salary, incentive compensation, unvested Equity Awards, or benefits after the Termination Date, except as specifically provided for in the Company’s employee benefit plans or as otherwise expressly required by applicable law.

3.6.         Property of the Company. Upon termination of his employment with the Company, Executive shall surrender to the Company any and all material, including, but not limited to, manuals, reports, documents, lists of the Company’s vendors and customers, equipment such as laptops, computer programs, methods of designing such programs, software, plans, drawings, proposals, designs, product information, confidential purchasing and market research information, Confidential Information (as defined in the Executive Confidential Information Agreement attached as Exhibit A hereto) and the like (including all copies thereof) that he has in his possession, custody, or control relating to the business of the Company, its Affiliates, or its customers. Executive acknowledges that all such materials are and shall remain the property of the Company solely and that Executive has no right, title, or other interest in or to such materials.

ARTICLE IV

RESTRICTIVE COVENANTS

4.1.         Confidential and Proprietary Information. Executive shall comply with his obligations under the Executive Confidential Information Agreement attached hereto as Exhibit A.

4.2.         Non-Competition, Non-Solicitation and Related Covenants. Executive acknowledges and agrees that the Company would be irreparably damaged if such Executive were to engage in any of the activities described in subparagraphs (a) through (f) below. Executive further acknowledges and agrees that the covenants set forth in this Section 4.2 were a material inducement to the Company to enter into this Agreement and that the Company would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if Executive breached the provisions of this Section 4.2. Therefore, because of Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to the Executive, the receipt and sufficiency of which is acknowledged, during Executive’s employment with the Company and for a period of six (6) months thereafter, regardless of whether Executive was terminated for Cause or other reason, without the express, prior written consent of the Company, Executive shall not, either directly or indirectly, individually or as an employee, contractor, consultant, partner, member, manager, officer, director, or stockholder (other than as a stockholder of less than 1% of any class of securities of any enterprise if such securities are listed on any national or registered securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended) or in any other capacity for any person, firm, partnership, limited liability company, or corporation:

(a)          engage in activity in the United States, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity similar or related to Executive’s capacity at the Company, to an entity engaged in the same or similar business as the Company or its Affiliates, and any activity that may require or inevitably require disclosure of trade secrets, proprietary information, or Confidential Information;

(b)          induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof, in each case, except as otherwise consistent with Executive’s duties during the Employment Term pursuant to Section 1.3;

(c)          hire any person who is or was an employee of the Company or any Affiliate;

(d)           solicit business of the same or similar type being carried on by the Company from any known customer or supplier of the Company, whether or not Executive had personal contact with such customer or supplier during and by reason of Executive’s employment with the Company;

(e)           interfere with the relationship between any current or former customer, supplier, employee, independent contractor, or business relation and the Company or any Affiliate in any way (including any disparaging statements about the Company, its members, Board, officers, employees, agents, and Affiliates), in each case, except as otherwise consistent with Executive’s duties during the Employment Term pursuant to Section 1.3; or

(f)            participate voluntarily with or provide assistance or information to any person or entity that is involved in a potential or existing business or legal dispute with the Company, its divisions or Affiliates, including, but not limited, to litigation, except as may be required by law.

4.3.          Notice of Legal Process. During Executive’s employment with the Company and for a period of twelve (12) months thereafter, in the event Executive receives a complaint, subpoena, or other legal process relating to Executive’s employment with the Company, Executive, within seven (7) days of receipt and prior to Executive’s response, shall give written notice to the Company as provided in Section 5.1 herein.

4.4.          Remedies. The Company and Executive hereby agree that it is impossible to measure solely in money the damages which will accrue to the Company by reason of Executive’s failure to observe any of his obligations under this Article IV. Therefore, if the Company shall institute any action or proceeding to enforce such obligations or provisions, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law. Without limiting any other remedies that may be available to the Company, Executive hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action.

4.5.          Reasonable Limitations. The parties hereto stipulate and agree that each of the terms of Article IV of this Agreement including, but not limited to, the scope of the activities prohibited and the time limitation, is reasonable. Executive further stipulates that the foregoing restrictions will not prevent him from obtaining gainful employment in his occupation or file of expertise or cause him undue hardship. The parties further stipulate and agree that in the event a court determines contrary to the agreement of the parties herein that any of the terms of Article IV of this Agreement are unreasonable or contrary to public policy, or invalid or unenforceable for any reason in fact, law or equity, then the court shall limit the application of any such provision or term or modify any provision or term to that which it finds reasonable, valid or enforceable and shall enforce this Agreement as so limited or modified.

ARTICLE V
MISCELLANEOUS

5.1.          Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be addressed as follows:

If to Executive:

Philip F. Patman, Jr.

601 Mulberry Lane

Bellaire, Texas 77401

E-mail: phil.patman@bmori.us

If to the Company:

with a copy to (which shall not constitute notice):

Nixon Peabody LLP

70 W. Madison St., Suite 5200

Chicago, IL 60602

Attn: Robert A. Drobnak

Telephone number: (312) 977-4348

Facsimile number: (844) 558-3818

Email: radrobnak@nixonpeabody.com

or to such other address or addresses as may hereafter be specified by notice given by any of the above to the others. All notices, consents, waivers, and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail or exchange by internet with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers, or e-mail addresses and marked to the attention of the person (by name or title) designated above (or to such other address, facsimile number, e-mail address, or person as a party may designate by notice to the other parties), provided that any notice sent by facsimile or email shall be deemed received on the first business day following such confirmed transmission.

5.2.          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. In the case of the Company, the successors and permitted assigns hereunder shall include without limitation any successor in interest of the Company (whether by merger, liquidation (including successive mergers or liquidations, or otherwise); furthermore, in the event that the Company adopts a relationship with a Professional Employer Organization (PEO) whereby the Executive becomes an employee of said PEO, the terms and conditions of this Agreement, and the attachments hereto and referenced herein shall remain in full force and effect as to the Company. This Agreement or any right or interest hereunder is one of personal service and may not be assigned by Executive. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by this Section 5.2 any right, remedy, or claim under or by reason of this Agreement.

5.3.          Entire Agreement; Amendments. With regard to the subject matter contained herein, this Agreement, together with any confidentiality, non-disclosure and invention assignment agreement(s), the recitals, and the agreements and exhibits referenced therein the recitals, and the agreements referenced therein, contain the entire understanding of the parties hereto, and supersede all prior agreements, understandings, or letters of intent between the parties hereto. This Agreement shall not be amended, modified, or supplemented except by a written instrument signed by each of the parties hereto.

5.4.          Interpretation. Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

5.5.          Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

5.6.          Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

5.7.          Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

5.8.          Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware. THE PARTIES HERETO AGREE TO SUBMIT TO THE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED IN DELAWARE ANY SUIT, ACTION, OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE IN ANY SUCH SUIT, ACTION, OR PROCEEDING, THAT THE SUIT, ACTION, OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION, OR PROCEEDING IS IMPROPER, OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED BY SUCH COURTS.

5.9.          Survival. Articles III through V shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Term.

5.10.        No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

[signature page attached]

IN WITNESS WHEREOF, the parties hereto have caused this Executive Employment Agreement to be executed as of the day and year first above written.

COMPANY:

SOLUNA HOLDINGS, INC.
a Nevada corporation

By:
Name:	Michael Toporek
Its:	Chief executive officer

EXECUTIVE:

Philip F. Patman, Jr.

Executive Employment Agreement

EXHIBIT A

EXECUTIVE CONFIDENTIAL INFORMATION AGREEMENT

In consideration of the agreement of Soluna Holdings, Inc. a Nevada corporation (the “Company”), to employ me, and/or to continue to employ me, and for other good and valuable consideration, I execute this Executive Confidential Information Agreement (“Agreement”), and I agree as follows:

1.	Confidential Information: I acknowledge that in the course of my employment, I will have access to and gain knowledge of Company Group’s (as defined in that certain Executive Employment Agreement, of which this Agreement is set forth as Exhibit A) Confidential Information. As used herein, Confidential Information includes the following:

●	Customer lists, including information regarding the identity of clients and client contacts, client accounts, the business needs and preferences of clients, and information regarding business and contractual arrangements with clients. As used herein, “Customer List” is not limited to physical or electronic writings or compilations, and includes information which is contained in or reproduced from the memory of an employee.

●	Organizational and business plans, objectives and strategies, marketing plans and information, future promotional plans, investments, funding sources, and business strategies and initiatives;

●	Financial information and pricing information, including information regarding vendors, suppliers and others doing business with Company Group;

●	Financial and sales projections;

●	Personnel identities and information regarding skills and compensation of various Company Group personnel;

●	Company Group manuals and handbooks, computer programs and data;

●	Any other confidential information which gives Company Group an opportunity to claim a competitive advantage or has economic value; and

●	Any proprietary information of a third party provided to me in the course of my employment with the Company.

Confidential Information shall not include information that: (a) has become generally available to the public by the act of one who has the legal right to disclose such information without violating any legal right of the Company other than pursuant to a breach of this Agreement; and (b) is independently developed by me without use of, or reference to, the Confidential Information.

2.	Restrictions on Use and Disclosure: During my employment with the Company, and thereafter, I will not use, copy, transmit or otherwise disclose Company Group’s Confidential Information for any purpose other than for the benefit of Company Group, and I will make all reasonable efforts to protect the confidential nature of such information. I will not disclose Company Group’s Confidential Information to anyone not entitled to such disclosure without the advance written permission of the board of managers of the Company. This restriction precludes disclosure through any means, including without limitation digital, visual, written, oral, paper, graphic, electronic, magnetic, electro-magnetic, optical, electro-chemical, e-mail, blogs or social networking sites. I will not use Company Group’s Confidential Information, either as principal, agent, employee, consultant, officer, director, or in any other capacity, to, directly or indirectly, contact or solicit any customer or client of Company Group with the intention or having the effect of encouraging such party to terminate or reduce the volume of its business with Company Group or to place elsewhere any portion of its business which could be served by Company Group. Notwithstanding the foregoing, I understand that nothing herein prevents me from exercising rights under the National Labor Relations Act, including the right to discuss wages and other terms and conditions of employment with co-employees or union representatives.

Notwithstanding the foregoing, I hereby acknowledge that the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

3.	Termination of Employment: Upon termination of my employment with the Company, I (a) will surrender to the Company all Confidential Information of any kind and in every form, including without limitation digital, visual, written, oral, paper, graphic, electronic, magnetic, electro-magnetic, optical, electro-chemical, e-mail, blogs or social networking sites printed, electronic, magnetic, optical, copies or reproductions (in whole or in part) of any items relating to Company Group’s Confidential Information and will not make or retain any copy or extract of any of the foregoing, and (b) will confirm in writing that, after inquiry, I have not retained any Confidential Information of any kind in any form, including without limitation on any computers, computer storage devices or other electronic media that were at any time within my control (other than those that remain with, or have been returned to, the Company). After termination of my employment and for a period of five (5) years thereafter, I will not use Company Group’s Confidential Information for any purpose, or disclose or communicate same to any person, firm or corporation for any purpose.

4.	Confidential Information of Third Parties: I further agree that I shall not disclose to Company Group, or induce Company Group to use, any trade secret or proprietary information belonging to any third party.

5.	Work Product: I acknowledge and agree that all writings, works of authorship, technology, inventions, discoveries, ideas, and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by me individually or jointly with others during the period of my employment by the Company and relating in any way to the business or contemplated business, research, or development of Company Group (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical, and electronic copies, all improvements, rights, and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions, and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

6.	Work Made for Hire; Assignment: I acknowledge that by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in the Copyright Act of 1976 (17 U.S.C. § 101), and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, I hereby irrevocably assign to the Company, for no additional consideration, my entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

7.	Further Assurances; Power of Attorney: During and after my employment, I agree to reasonably cooperate with the Company, at the Company’s expense to (i) apply for, obtain, perfect, and transfer to the Company the Work Product and Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect, and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. I hereby irrevocably grant the Company power of attorney to execute and deliver any such documents on my behalf in my name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if I do not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be impacted by my subsequent incapacity.

8.	Moral Rights: To the extent any copyrights are assigned under this Agreement, I hereby irrevocably waive, to the extent permitted by applicable law, any and all claims I may now or hereafter have in any jurisdiction to all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as “moral rights” with respect to all Work Product and all Intellectual Property Rights therein.

9.	Equitable Relief: I acknowledge that the restrictions contained in this Agreement, in view of the nature of the business in which Company Group is engaged, are reasonable and necessary in order to protect the legitimate interests of Company Group, that any violation thereof would result in irreparable injuries to Company Group and that but for my agreement to comply with such restrictions, Company Group would not have hired me as an employee. Therefore, I agree that, in the event I violate any of the restrictions included in this Agreement, Company Group shall be entitled to seek from a court of competent jurisdiction preliminary and permanent injunctive relief as well as damages without the necessity of posting a bond or other security, which rights shall be cumulative and in addition to any other rights or remedies, in law or equity, to which Company Group may be entitled. I will not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that an adequate remedy at law exists.

10.	Notification: In the event I leave the employ of the Company, I hereby consent to the notification by the Company of my new employer or consulting client about my rights and obligations under this Agreement.

11.	Interpretation: The parties hereto stipulate and agree that each of the terms of this Agreement, including, but not limited to, the scope of the activities prohibited, is reasonable. The parties further stipulate and agree that in the event a court determines contrary to the agreement of the parties herein that any of the terms of this Agreement are unreasonable or contrary to public policy, or invalid or unenforceable for any reason in fact, law or equity, then the court shall limit the application of any such provision or term or modify any provision or term to that which it finds reasonable, valid or enforceable and shall enforce this Agreement as so limited or modified.

12.	Survival: I understand that my obligation to comply with the provisions of this Agreement shall survive the termination of my employment with the Company.

13.	Entire Agreement; Amendments: This Agreement, together with the associated Executive Employment Agreement and the agreements referenced therein, contains the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings and letters of intent between the parties. This Agreement shall not be amended modified or supplemented except by a written instrument signed by each of the parties hereto.

[Signature Page to Follow]

COMPANY:

SOLUNA HOLDINGS, INC.
a Nevada corporation

By:
Name:	Michael Toporek
Its:	Chief executive officer

EXECUTIVE:

Philip F. Patman, Jr.

[SIGNATURE PAGE TO EXECUTIVE CONFIDENTIAL INFORMATION AGREEMENT]

EXHIBIT B

General Release

I, Philip F. Patman, Jr., in consideration of and subject to the performance by Soluna Holdings, Inc., a Nevada corporation (the “Company”), of its obligations under the Executive Employment Agreement, dated as of July 29, 2022 (the “Agreement”), do hereby release and forever discharge, as of the date hereof, the Company and its subsidiaries and affiliates (collectively, “Company Group”), all present and former directors, officers, managers, members, agents, representatives, employees, successors, and assigns of Company Group, and Company Group’s direct and indirect owners (all of the foregoing collectively, the “Released Parties”) to the extent provided below.

1.	I understand that any payments or benefits paid or granted to me under Section 3.5(b) of the Agreement are not salary, wages, or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 3.5(b) of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy, or arrangement maintained or hereafter established by Company Group. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.	Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators, or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Executive Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices, or procedures of the Company, or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	I represent that 1 have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.	I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

5.	In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

6.	I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party, or myself of any improper or unlawful conduct.

7.	I agree that I will forfeit all amounts payable by the Company pursuant to Section 3.5(b) of the Agreement if I challenge the validity of this General Release. I also agree that if I violate this General Release by suing the Company or the other Released Parties, I will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees, and return all payments received by me pursuant to the Agreement.

8.	I agree that this General Release is confidential and agree not to disclose any information regarding the terms of this General Release, except to my immediate family and any tax, legal, or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.

9.	Any non-disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self-regulatory organization, or governmental entity.

10.	I agree to reasonably cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. I understand and agree that my cooperation may include, but not be limited to, making myself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into my possession all at times and on schedules that are reasonably consistent with my other permitted activities and commitments. In the event the Company requires my cooperation during the six (6) months after the Termination Date, the Company shall reimburse me solely for reasonable travel expenses (including lodging and meals, upon submission of receipts).

11.	We agree that the Company shall not make any disparaging remarks about you to any other person or entity, and I agree not to disparage the Company Group, and to keep all confidential and proprietary information about the past or present business affairs of the Company Group confidential unless a prior written release from the Company is obtained. I further agree that as of the date hereof, I have returned to the Company any and all property, tangible or intangible, relating to its business, which I possessed or had control over at any time (including, but not limited to, company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base, and other data) and that I shall not retain any copies, compilations, extracts, excerpts, summaries, or other notes of any such manuals, files, documents, records, software, customer data base, or other data.

12.	Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any other Released Party of the Agreement after the date hereof.

13.	Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.	BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(a)	I HAVE READ IT CAREFULLY;

(b)	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

(c)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(d)	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

(e)	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON _____________, _______ TO CONSIDER IT AND THE CHANGES MADE SINCE THE ____________________, VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;

(f)	THE CHANGES TO THE AGREEMENT SINCE _________________________ ___, __________ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.

(g)	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

(h)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(i)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:___________________

C-9